Exhibit 10.24

EXECUTION VERSION

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

by and among

NEKCOM INC.

Purchaser listed in Exhibit A-1,

and

certain other Persons listed on Exhibit A-2,

dated as of November 20, 2024

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4.	Representations and Warranties of the Purchaser		24

	4.1	Authorization	24
	4.2	Purchase Entirely for Own Account	25
	4.3	Disclosure of Information	25
	4.4	Restricted Securities	25
	4.5	No Public Market	25
	4.6	Legends	25
	4.7	Accredited Investor	26
	4.8	No General Solicitation	26

5.	Covenants		26

	5.1	Company Operations	26
	5.2	Access to Information	27
	5.3	IP Transfers	27
	5.4	Music Authorization	27
	5.5	Intended Transfers	27
	5.6	Nekcom Transaction Covenants	28
	5.7	WFOE Series B Director	28
	5.8	VIE Control Documents Termination	28

6.	Conditions to the Purchaser’s Obligations at the Closing		28

	6.1	Representations and Warranties	28
	6.2	Performance	28
	6.3	Compliance Certificate	28
	6.4	Qualifications	28
	6.5	Board of Directors	29
	6.6	Director Indemnification Agreement	29
	6.7	Investors’ Rights Agreement	29
	6.8	Right of First Refusal and Co-Sale Agreement	29
	6.9	Voting Agreement	29
	6.10	Secretary’s Certificate	29
	6.11	Publishing Agreement	29
	6.12	Legal Opinion	29
	6.13	Financial Due Diligence	29
	6.14	Key Shareholders Indemnification Agreement	29
	6.15	Consents	29
	6.16	No Material Adverse Effect	29
	6.17	Litigation	30
	6.18	Proceedings and Documents	30
	6.19	Troy Undertaking	30
	6.20	Ready to Close	30

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7.	Conditions of the Company’s Obligations at Closing		30

	7.1	Representations and Warranties	30
	7.2	Performance	30
	7.3	Qualifications	30
	7.4	Investors’ Rights Agreement	30
	7.5	Right of First Refusal and Co-Sale Agreement	31
	7.6	Voting Agreement	31
	7.7	Publishing Agreement	31
	7.8	Cayman Legal Opinion	31

8.	Miscellaneous		31

	8.1	Survival of Warranties	31
	8.2	Successors and Assigns	31
	8.3	Governing Law	31
	8.4	Counterparts	31
	8.5	Titles and Subtitles	31
	8.6	Notices	32
	8.7	No Finder’s Fees	32
	8.8	Attorneys’ Fees	32
	8.9	Amendments and Waivers	33
	8.10	Severability	33
	8.11	Delays or Omissions	33
	8.12	Entire Agreement	33
	8.13	Termination of Closing Obligations	33
	8.14	Dispute Resolution	34

EXHIBIT A-1	PURCHASER
EXHIBIT A-2	KEY STOCKHOLDERS
EXHIBIT B	SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EXHIBIT C	FORM OF DIRECTOR INDEMNIFICATION AGREEMENT
EXHIBIT D	FORM OF AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
EXHIBIT E	FORM OF AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
EXHIBIT F	FORM OF AMENDED AND RESTATED VOTING AGREEMENT
EXHIBIT G	FORM OF OPINION OF COMPANY COUNSEL
EXHIBIT H	FORM OF KEY SHAREHOLDERS INDEMNIFICATION AGREEMENT
EXHIBIT I	COMPANY DISCLOSURE SCHEDULE

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SERIES B PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of is made as of November 20, 2024 (“Effective Date”), by and among NEKCOM INC., a Delaware corporation (the “Company”), the investor listed on Exhibit A-1 attached to this Agreement (the “Purchaser”) and certain other Persons listed on Exhibit A-2 attached to this Agreement (the “Key Stockholders”).

The parties hereby agree as follows:

1.              Purchase and Sale of Preferred Stock.

1.1            Sale and Issuance of Preferred Stock; Purchase Consideration.

(a)           The Company has adopted and filed with the Secretary of State of the State of Delaware the Second Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)           As of September 24, 2024, pursuant the Loan Agreement (the “Loan Agreement”), the Company received RMB 21,371,400 in cash (equal to US$3,000,000) in the form of a secured loan from 海南嘉仕尔科技有限公司 Hainan GCL Technology Co., Ltd., an indirect wholly-owned subsidiary of the Purchaser (the “Loan”). Pursuant to a certain publishing agreement between the Company and the Purchaser appointing the Purchaser or the Purchaser’s appointed entity as the Company’s exclusive global publisher and distributor of the Game (the “Publishing Agreement”), parties agree that the Loan will be used by the Purchaser to satisfy the Minimum Guarantee (as defined in the Publishing Agreement) under the Publishing Agreement.

(c)           Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser at the Closing that number of shares of Series B Preferred Stock, $0.000000001 par value per share (the “Series B Preferred Stock”), set forth opposite the Purchaser’s name on Exhibit A-1, at a purchase price of $1.22 per share. The shares of Series B Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

(d)           In consideration for the Shares and other promises and obligations set forth in this Agreement and other Transaction Agreements, the Purchaser shall and shall cause its Affiliates to pay to the Company an aggregate amount of $15,000,000 in consideration in the following manner:

(i)            At the Closing as defined in Section 1.2(a), the Purchaser shall pay to the Company $3,000,000 in cash by wire transfer of immediately available funds to an account designated by the Company in writing and the Purchaser shall deposit with a third-party escrow agent (the “Escrow Agent”) (x) a stock certificate of 262,325 ordinary shares of GCL HoldCo (valued at $7,500,000 based on GCL HoldCo’s pre-money valuation of $750,000,000) (the “Consideration Shares”) in the name of the Company for the Escrow Agent to hold in custody until the day on which the Minimum Guarantee (as defined in the Publishing Agreement) has been recouped in full by the Purchaser (the “Full Recoupment Date”); and (y) a second stock certificate of 262,325 ordinary shares of GCL HoldCo (the “Additional Consideration Shares”) also in the name of the Company, for the Escrow Agent to hold in custody until the Additional Consideration Shares are released pursuant to Section 1.1(e) below. Parties understand and acknowledge that at the closing of the business combination (the “Business Combination”) contemplated by the Agreement and Plan of Merger by among GCL ListCo, GCL HoldCo, RF Acquisition Corp., and other parties named therein dated October 18, 2023 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), the Consideration Shares and Additional Consideration Shares will be automatically exchanged for GCL ListCo securities pursuant to the Merger Agreement, and for the purpose of this Agreement, Consideration Shares and Additional Consideration Shares shall also refer to the GCL ListCo securities they will be exchanged for respectively pursuant to the terms of the Merger Agreement;

(ii)           On or before December 31, 2024, the Purchaser shall pay to the Company $2,000,000 in cash by wire transfer of immediately available funds to an account designated by the Company in writing; and

(iii)          On or before March 31, 2025, the Purchaser shall pay to the Company $2,500,000 in cash by wire transfer of immediately available funds to an account designated by the Company in writing.

(e)            If the value of the Consideration Shares based on the volume-weighted average price of the Consideration Shares over thirty (30) trading days on NASDAQ (the “Consideration Shares VWAP”) immediately preceding Full Recoupment Date is below $7,500,000 but exceeds $1,200,000, the Purchaser shall, and shall cause the Escrow Agent to release and transfer to the Company the number of Additional Consideration Shares with value equal to the shortfall between $7,500,000 and Consideration Shares VWAP within ten (10) Business Days after the Full Recoupment Date. If Additional Consideration Shares so released is not sufficient to make up the shortfall in full, the Purchaser shall, in its sole discretion, elect to either (x) cause GCL ListCo to issue additional shares to the Company, subject to legal and regulatory requirements, and use reasonable best efforts to register these additional shares for resale; or (y) pay the Company cash, to make up the shortfall. If the Consideration Shares VWAP immediately preceding Full Recoupment Date is below $1,200,000, the Purchaser shall pay to the Company cash amount equal to the shortfall between $7,500,000 and Consideration Shares VWAP. If the Consideration Shares VWAP immediately preceding Full Recoupment Date exceeds $7,500,000, the Purchaser and/or the Company shall cause the Additional Consideration Shares to be returned and surrendered for nil consideration to Purchaser and/or GCL ListCo for cancellation. Without prejudice to anything in this Agreement, in the event that GCL ListCo is not listed on NASDAQ as of Full Recoupment Date, Purchaser will have the right at its sole discretion to either (i) pay the Company $7,500,000 in cash and cause the Escrow Agent to return all the Consideration Shares and Additional Consideration Shares to Purchaser and/or GCL ListCo for surrender at nil consideration (and if the Consideration Shares and any Additional Consideration Shares have already been released from, and/or not subject to, the escrow account to the Company, the Company shall cause the Consideration Shares and Additional Consideration Shares (if any) to be returned and surrendered for nil consideration to Purchaser and/or GCL ListCo for cancellation); or (ii) unwind the share exchange and cause the Escrow Agent to return all the Consideration Shares and Additional Consideration Shares to Purchaser and/or GCL ListCo for surrender at nil consideration (and if the Consideration Shares and any Additional Consideration Shares have already been released from, and/or not subject to, the escrow account to the Company, the Company shall cause the Consideration Shares and Additional Consideration Shares (if any) to be returned and surrendered for nil consideration to Purchaser and/or GCL ListCo for cancellation), and return to the Company the pro rata portion of the Shares that was not paid for by the Consideration Shares.

1.2            Closings; Deliveries.

(a)            Closing. The parties shall use their best efforts with good faith and shall dedicate their utmost diligence and celerity to procure that the Pre-Closing Conditions (as defined below) are satisfied in the shortest possible delay and in any case no later than thirty (30) Business Days after the execution of this Agreement without the written consent of the Purchaser (the “Outside Date”) and the purchase and sale of the Shares (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures at a time and date mutually agreed by the parties, but in no event later than ten (10) Business Days after the satisfaction of the last of the Pre-Closing Conditions and receipt of the notice indicating the same from the Company (the day on which the Closing takes place being the “Closing Date”). At Closing, the Company shall deliver to the Purchaser a certificate representing the Shares.

(b)            Late Payment Penalty. If the Purchaser is late on any cash payment under Section 1.1(d) for more than seven (7) business days after the applicable due date, or late on depositing the stock certificates representing the Consideration Shares and the Additional Consideration Shares with the Escrow Agent under Section 1.1(d) for more than thirty (30) days after the applicable due date, or if there is a delay in the release of the Consideration Shares (and the Additional Consideration Shares, if applicable) to the Company for more than thirty (30) days after the Full Recoupment Date, the Purchaser shall, in its sole discretion, elect to (i) pay the Company a penalty equivalent to 20% of the overdue and unpaid payment of cash (if such cash amount is not paid) or the value of overdue and unissued Consideration Shares and/or Additional Consideration Shares in which case the Purchaser shall have no additional payment obligations under this Agreement; or (ii) unwind the share exchange and return to the Company all Shares except for the number of Shares already paid for in cash pursuant to Section 1.1(d) hereof pro rata based on the total purchase consideration of $15,000,000, and cause the Escrow Agent to return the Consideration Shares and/or Additional Consideration Shares to Purchaser and/or GCL ListCo for surrender at nil consideration (and if the Consideration Shares have already been released to the Company, the Company has also agreed to unwind the share exchange and return to the Purchaser all Consideration Shares and any Additional Consideration Shares for surrender at nil consideration corresponding to the number of Shares so returned in accordance with this Section 1.2(b)(ii)). Parties acknowledge and agree that a statement provided to the Company by the Escrow Agent by email at michael@nekcomgames.com, facsimile or otherwise is final and conclusive evidence that the Consideration Shares and Additional Consideration Shares (or any corresponding stock certificates) have been either deposited or released by the Escrow Agent. Notwithstanding anything to the contrary herein, the Purchaser’s failure to timely make any payment shall not trigger any termination or breach of this Agreement and this Section 1.2(b) shall be the sole remedy with respect to any such failure.

1.3            Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)           “Business Days” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands, Singapore and China are authorized or required by Law to close.

(c)            “Bylaws” means the bylaws of the Company, as amended.

(d)           “Chris” means Chris Yuan, a U.S. citizen whose address is at 759 Fairview Ave., #10 Arcadia, CA 91007.

(e)            “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Common Stock Director” means directors of the Company elected by the holders of record of the shares of Common Stock in accordance with the Restated Certificate.

(g)           “Company Subsidiary” means any of Nekcom SG, WFOE or Wuhan Nekcom Internet.

(h)           “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(i)             “Pre-Closing Conditions” means conditions set forth in Sections 6.2, 6.4, 6.6 to 6.9, 6.11, 6.13 to 6.15.

(j)            “Dong” means Dong Xiaoyun, a PRC citizen whose address is at No. 2, 3rd Floor, Annexe 39, No. 38, Jiefang Park Road, Jiang'an District, Wuhan, People’s Republic of China.

(k)            “Director Indemnification Agreement” means the indemnification agreement by and among the Company and the director designated by the Purchaser, in the form of Exhibit C attached to this Agreement.

(l)             “Fang” means Fang Jixuan, a PRC citizen whose address is at Room 85-1-1401, Dangdai International, No. 112 Optics Valley Avenue, Hongshan District, Wuhan, People’s Republic of China.

(m)           “Game” means “昭和米国物语 SHOWA American Story”, including all versions on all global platforms, including but not limited to PlayStation, Xbox, Nintendo Switch, Steam, and other similar platforms.

(n)            “GCL HoldCo” means GCL Global Limited, a Cayman Islands company, which is also the Purchaser in this Agreement.

(o)            “GCL ListCo” means GCL Global Holdings Ltd., a Cayman Islands company.

(p)            “Government Authority” means any U.S. federal, state, provincial, local or non-U.S. government, or any domestic or foreign governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body (public or private), department, political subdivision, tribunal or other instrumentality thereof.

(q)            “Guo” means Guo Ganglong, a PRC citizen whose address is at Room 404, Unit 1, Building 6, No. 1008 Xiangzhou Renmin West Road, Xiangzhou District, Zhuhai City, Guangdong Province, People’s Republic of China.

(r)            “Huang” means Huang Yan, a PRC citizen whose address is at No. 1, Gate 22, Block 124, Gandu Garden, Qingshan District, Wuhan, People’s Republic of China.

(s)            “IDEOO” means IDEOO LLC, a New York limited liability company at 333 East 45th Street 19D, New York, NY 10017.

(t)            “IP Transfers” means the transfers of intellectual property rights referenced in Sections 2.3(c), (g) and (h) of this Agreement.

(u)            “Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

(v)           “Investors’ Rights Agreement” means the amended and restated investors’ rights agreement among the Company, the Purchaser, and certain other stockholders of the Company dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement.

(w)           “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(x)            “Key Stockholders” means NEKCOM Entertainment Limited, and NEKCOM C Limited holding in the aggregate more than 63.2% of total outstanding shares of the Company on a fully diluted basis.

(y)            “Key Shareholders Indemnification Agreement” means that certain Indemnification Agreement by and among NEKCOM Entertainment Limited, NEKCOM C Limited, Purchaser, Company and other persons parties listed thereto, dated as of the date of the Closing, in the form of Exhibit H attached to this Agreement.

(z)            “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course, of any officers, directors or managers of the Company or the Company Subsidiaries who have duty of care under the applicable laws. Additionally, for purposes of Section 2.8, the Company shall be deemed to have “knowledge” of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(aa)         “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Government Authority.

(bb)         “Liability” means, with respect to any Person, any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, judgment or other loss, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(cc)          “Luo” means Luo Xiangyu, a PRC citizen whose address is at Maodian Mountain Road, Donghu New& High-tech Development Zone, Wuhan, China East Lake Network Valley 6-510.

(dd)         “Ma” means Ma Guangzhi, a PRC citizen whose address is at Room 1403, Building 38, No. 77, North Shizishan Street, Hongshan District, Wuhan, People’s Republic of China.

(ee)          “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(ff)           “Nekcom C” means NEKCOM C Limited, a British Virgin Islands limited company having its address at No. 1, Gate 22, Block 124, Gangdu Garden, Qingshan District, Wuhan, P.C. China.

(gg)         “Nekcom G” means NEKCOM G Limited, a British Virgin Island limited company having its address at Room 404, Unit 1, Building 6, No. 1008 Xiangzhou Renmin West Road, Xiangzhou District, Zhuhai City, Guangdong Province, People’s Republic of China.

(hh)         “Nekcom Z” means NEKCOM Z Limited, a British Virgin Island limited company having its address at No. 527, Ganjia Village, Yanta District, Xi'an, People’s Republic of China.

(ii)            “Nekcom Entertainment” means NEKCOM Entertainment Limited, a British Virgin Island limited company having its address at Maodian Mountain Road, Donghu New& High-tech Development Zone, Wuhan, China East Lake Network Valley 6-510.

(jj)            “Nekcom SG” means Nekcom Private Limited, a Singapore private company limited by shares, a wholly owned subsidiary of the Company.

(kk)          “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Government Authorities.

(ll)            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(mm)        “Publishing Agreement” means that certain publishing agreement to be entered into by the Company and the Purchaser’s appointed entity (the “Publisher”), appointing the Publisher as the Company’s exclusive global publisher and distributor of the Game.

(nn)         “Purchaser” means the Purchaser who is initially a party to this Agreement.

(oo)         “Right of First Refusal and Co-Sale Agreement” means the amended and restated right of first refusal and co-sale agreement among the Company, the Purchaser, and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit E attached to this Agreement.

(pp)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(qq)         “Series A Investor” means Galaxy Interactive Fund I, LP, a Delaware limited partnership.

(rr)           “Series A Preferred Stock Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement dated May 27, 2022, by and among the Company and the Series A Investor.

(ss)          “Tax” or “Taxes” means (i) any and all U.S. federal, state, local or non-U.S. taxes or other similar assessments, charges fees or levies, including all income, gross or net receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax imposed by any Government Authority, including any liability therefor as a transferee or successor (including under Section 6901 of the Code or any similar provision of applicable law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable law, including as a result of being a member of a combined or unitary group for any period or otherwise through operation of law, or as a result of any Tax sharing or tax allocation agreement or any other express or implied agreement to indemnify any other Person, and (ii) all interest, penalties, fines or additions thereto imposed by any Government Authority (whether disputed or not) in connection with any item described in clause (i).

(tt)           “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Director Indemnification Agreement, Bylaws, and Restated Certificate and the Right of First Refusal and Co-Sale Agreement, the Key Shareholders Indemnification Agreement, and the Voting Agreement.

(uu)         “Treasury Regulations” means the regulations promulgated under the Code.

(vv)         “Troy” means Troy Dunniway, a U.S. citizen whose address is at 5015 Royal Palm Dr., Fremont, CA 94538.

(ww)        “VIE Control Agreement” means a set of contractual arrangements that allow the WFOE to effectively control and receive economic benefits from Wuhan Nekcom Internet without direct ownership, which all dated May 31, 2023 include (i) Exclusive Option Agreement by and among WFOE, Wuhan Nekcom Internet, Luo, Zhu, Huang, Ma, Dong, Guo, Fang and 武汉团团互娱科技有限公司 (“Tuantuan”), (ii) Technical and Consulting Services Agreement by and among the WFOE and Wuhan Nekcom Internet, (iii) Equity Pledge Agreement by and among WFOE, Wuhan Nekcom Internet, Luo, Zhu, Huang, Ma, Dong, Guo, Fang and Tuantuan, (iv) Power of Attorney (for voting rights) to the WFOE issued respectively by Luo, Huang, Ma, Guo, Dong, Fang, Zhu, Tuantuan, (v) Spousal Consent Letters by Luo’s spouse, Huang’s spouse, Ma’s spouse, Fang’s spouse, Zhu’s spouse, Guo’s spouse.

(xx)          “Voting Agreement” means the amended and restated voting agreement among the Company, the Purchaser and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit F attached to this Agreement.

(yy)         “WFOE” means 武汉铃空游戏科技有限公司 Wuhan Lingkong Games Technology Co., Ltd., a wholly owned subsidiary of Nekcom SG.

(zz)          “Wuhan Nekcom Internet” means 武汉铃空网络科技有限公司 Wuhan Nekcom Internet Technology Co., Ltd., a limited liability company duly incorporated under the laws of the People’s Republic of China.

(aaa)        “Zhu” means Zhu Hongtao, a PRC citizen whose address is at No. 527, Ganjia Village, Yanta District, Xi'an, People’s Republic of China.

2.              Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Company’s disclosure schedules (the “Company Disclosure Schedule”) as set out Exhibit I attached to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Company Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any Company Subsidiary, unless otherwise noted herein.

2.1            Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction under which it is formed, and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has made available to the Purchaser complete and correct copies of the Restated Certificate and Bylaws, and organizational documents of each Company Subsidiary, and such documents are in full force and effect.

2.2            Capitalization.

(a)            The authorized capital of the Company consists, immediately prior to the Closing, of:

(i)            61,250,000 shares of common stock, $0.000000001 par value per share (the “Common Stock”), 41,000,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)           20,250,000 shares of Preferred Stock, (A) of which 8,000,000 shares have been designated Series A Preferred Stock, all of which are issued and outstanding immediately prior to the Closing and (B) of which 12,250,000 shares have been designated as Series B Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(b)            Among the Common Stock held by NEKCOM Entertainment Limited, a British Virgin Islands limited company (“Nekcom Entertainment”), 869,621 shares of Common Stock are reserved for transfers of shares to certain 23 individuals (the “23 Individuals”) set forth in Section 2.2(b) of the Company Disclosure Schedule, pursuant to stock transfer agreements set forth opposite such individual’s name in Section 2.2(b) of the Company Disclosure Schedule; 3,050,379 shares of Common Stock shall be reserved for issuance to officers, directors, employees and consultants of the Company (including any Company Subsidiary) pursuant to an equity incentive plan to be adopted by the Board of Directors and approved by the Company stockholders.

(c)            Section 2.2(c) of the Company Disclosure Schedule sets forth the true, complete and correct capitalization of the Company immediately prior to and following the Closing.

(d)            There are no outstanding options, warrants, restricted stock or similar agreements or arrangements with any Person. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Sections 2.2(a)(ii)  of this Agreement, there are no outstanding rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, any other equity interests or any securities convertible into or exchangeable for shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock or any other equity interests. All outstanding shares of the Company’s Common Stock are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(e)            409A. The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f)            The Company has obtained valid consents and waivers of any rights by other parties to purchase any of the Shares covered by this Agreement or any other equity interests in the Company (the “Transaction Consents”).

2.3           Nekcom Transactions. All of the below transactions (each, a “Nekcom Transaction” and collectively the “Nekcom Transactions”) have consummated and all relevant documents (including such agreements described below) evidencing each Nekcom Transaction have been made available to the Purchaser in forms reasonably satisfactory to the Purchaser (the “Nekcom Transaction Documents”). To the Knowledge of the Company, each Person executing each Nekcom Transaction Documents has all requisite power and authority to execute and deliver the Nekcom Transaction Documents. Each Nekcom Transaction Documents is valid and binding on all parties thereto, enforceable in accordance with terms thereto and is in full force and effect.

(a)            The Company has obtained written confirmation and evidence from 北京纳远明志信息技术咨询有限公司, 武汉东湖众合天使投资中心（有限合伙）, and 武汉光谷生物产业创业投资基金有限公司 that (i) the repurchase right has been fully exercised, (ii) such persons no longer have any rights and interests in Wuhan Nekcom Internet, WFOE, Nekcom Inc., and (iii) there are no ongoing disputes or conflicts with respect to their rights.

(b)            The Company has obtained written consent from all shareholders of Wuhan Nekcom Internet including but not limited to Luo, Huang, Fang, Ma, Dong, Guo, Zhu, Chris, Troy, 深圳励石诺世界投资管理中心（有限合伙）, 武汉团团互娱科技有限公司 (“Tuantuan”) for the transfer of all intellectual property rights from Wuhan Nekcom Internet to WFOE, and the change of the contracting party of the entrusted contract to WFOE.

(c)            An agreement evidencing transfer of intellectual property from Wuhan Nekcom Internet to WFOE has been executed between Wuhan Nekcom Internet and WFOE; and the Company has delivered to the Purchaser evidence of all requisite filings made in China effectuating the transfer of all intellectual property rights held by Wuhan Nekcom Internet to WFOE.

(d)            The Company has received from each of Luo, Huang, Fang, Ma, Dong and Chris (i) a signed letter of undertakings that unless with prior written consent by the Purchaser, they will remain employed or engaged by WFOE within five (5) years as from the signing date of this Agreement; and (ii) a signed agreement to protect the intellectual property rights held by WFOE and not to engage in businesses that would compete with WFOE.

(e)            The Company has obtained an executed waiver and release from the Series A Investor waiving and releasing the Company from any and all claims arising under Section 4.12 of the Series A Preferred Stock Purchase Agreement.

(f)            The Company has provided to the Purchaser a capitalization table and other documents confirming that (i) 869,621 shares of Common Stock held by Nekcom Entertainment are being held for the benefit of the 23 Individuals and (ii) for the equity interests of Wuhan Nekcom Internet held by Huang on behalf of the 23 Individuals, the Company has determined and provided to the Purchaser the specific equity ratio held by the each of the 23 Individuals and underlying documents evidencing the arrangements between Wuhan Nekcom Internet, Huang and the 23 Individuals.

(g)            Wuhan Nekcom Internet, WFOE and Nekcom SG have entered into a Sublicense Agreement dated September 6, 2024 pursuant to which Wuhan Nekcom Internet has granted to WFOE and Nekcom SG a sublicense of certain copyrighted work relating to《それが大事》so that WFOE and Nekcom SG have the rights to use the music for the Game.

(h)           WFOE, Nekcom SG, 新疆微音 and 万维科技 have executed new agreements pursuant to which WFOE and Nekcom SG are given the right to use the relevant music copyright (including property rights such as right of revision, reproduction right, distribution right, rental right, exhibition right, performance right, screening right, broadcasting right information network transmission right, filming right, adaptation right, etc.) relating to the Game.

(i)            Nekcom Entertainment has transferred 4,469,422 shares of Common Stock to Nekcom C.

(j)            Nekcom Entertainment has transferred 864,148 shares of Common Stock to Nekcom G.

(k)           Nekcom Entertainment has transferred 4,565,415 shares of Common Stock to Nekcom Z.

(l)            Nekcom Entertainment has transferred a total of 2,075,402 shares of Common Stock to Chris Yuan.

(m)           Nekcom Entertainment has transferred a total of 2,075,402 shares of Common Stock to Troy Dunniway.

(n)           The Key Shareholders Indemnification Agreement has been executed.

2.4            Subsidiaries. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Each Company Subsidiary is wholly-owned (directly or indirectly) or controlled through VIE Control Agreement by the Company. The Company is not a participant in any joint venture, partnership or similar arrangement except as disclosed in Section 2.4 of the Company Disclosure Schedule.

2.5            Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Director Indemnification Agreement may be limited by applicable federal or state securities laws.

2.6            Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement and subject to the filings described in Section 2.7 below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement and in the Voting Agreement, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.7            Government Authority Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Government Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed prior to the Closing, and (ii) filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.8            Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, order, charge or investigation (“Action”) pending or to the Company’s Knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) to the Company’s Knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Authority or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.9            Intellectual Property.

(a)            Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company owns or possesses legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)            To the Company’s Knowledge, (i) no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person; and (ii) no Person is presently infringing any Company Intellectual Property.

(c)            Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)            The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(e)            Each current and former employee and consultant has assigned to the Company all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company.

(f)            To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants.

(g)            Section 2.9(g) of the Company Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(h)            The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property.

(i)            No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

2.10          Compliance with Other Instruments; Third Party Consents.

(a)            The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Company Disclosure Schedule, or (v) to its Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(b)            Except as set forth on Section 2.10(b) of the Company Disclosure Schedule, no consent, waiver, approval or notification to any Person is required on the part of the Company in connection with the execution and delivery of this Agreement or any Transaction Agreements (the “Other Consents”).

2.11          Agreements; Certain Actions.

(a)            Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of US$25,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)            The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any Indebtedness for money borrowed or incurred any other liabilities individually in excess of US$25,000 or in excess of US$50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.11, all Indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)            The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

(d)            The Company and its Affiliates have not (i) terminated or is otherwise in breach of the VIE Control Agreement or (ii) entered into any agreements that sell, license, sublicense or otherwise dispose of the Company Intellectual Property except as contemplated by the Nekcom Transactions and the Nekcom Transaction Documents.

2.12          Certain Transactions.

(a)            Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchaser or its respective counsel), and (iv) the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)            The Company is not indebted, directly or indirectly, to any of its directors, officers, employees or consultants or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company, or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.

2.13          Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s Knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.14          Material Contracts.

(a)            Section 2.14(a) of the Company Disclosure Schedule lists the following contracts to which the Company or any subsidiary of the Company is a party or by which it or they, or any of its or their assets, is bound (collectively, the “Material Contracts”) that are in effect as of the date hereof:

(i)            each contract involving aggregate consideration in excess of $25,000;

(ii)           all contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)          all contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)          all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts to which the Company is a party;

(v)           all employment agreements and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(vi)          all contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(vii)         all contracts with any Government Authority to which the Company is a party;

(viii)        all contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)          any contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)           all contracts between or among the Company on the one hand and Key Stockholder or any Affiliate of Key Stockholder (other than the Company) on the other hand; and

(xi)          any other contract that is material to the Company or any Company Subsidiary and not previously disclosed pursuant to this Section 2.14(a).

(b)            Each Material Contract is valid and binding on the Company or Company Subsidiaries and is in full force and effect. None of the Company or any Company Subsidiary is in breach or default under, is alleged to be in breach of or default under or is in receipt of any written notice of any breach of any Material Contract. To the Company’s Knowledge, no counterparty to any Material Contract is in breach of or default under such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)            Company has made available to the Purchaser a true and correct copy of each written Material Contract.

2.15         Property; Assets. Except as set forth on Section 2.15 of the Company Disclosure Schedule, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.16         Financial Statements. The Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the financial statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

2.17         Changes. Since May 27, 2022, there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)            any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)            any material change to a Material Contract or agreement by which the Company or any of its assets is bound or subject;

(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)            any resignation or termination of employment of any officer or Key Employee of the Company;

(h)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)            any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)            any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)            any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)             receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)           to the Company’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)            any arrangement or commitment by the Company to do any of the things described in this Section 2.17.

2.18          Employee Matters.

(a)            To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)            The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)            To the Company’s Knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.18(c)(i) of the Company Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.18(c)(ii) of the Company Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)            The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.

(e)            Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(f)            Section 2.18(f) of the Company Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Laws for any such employee benefit plan.

2.19          Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign Tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

2.20          Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and a non-solicitation agreement. To the Knowledge of the Company, none of its Key Employees is in violation of any Confidential Information Agreement.

2.21          Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22          Corporate Documents. The Restated Certificate and Bylaws of the Company as of the date of this Agreement are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

2.23          CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

2.24          Qualified Small Business Stock. As of and immediately following the Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Purchaser or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.

2.25          Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each Company Subsidiary and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti- corruption law, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

2.26          Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s Knowledge, in compliance with (i) all applicable Laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company’s privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards, including, without limitation, the Payment Card Industry Data Security Standard, by which the Company is bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s Knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that Privacy Requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

2.27          Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.              Representations and Warranties of Key Stockholders. Each of Key Stockholders represents and warrants to the Purchaser, severally and not jointly, as of the Effective Date and the Closing Date, as follows:

3.1            Organization and Authorization. To the extent that the Key Stockholder is not a natural person, Key Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized under and has all requisite corporate power and authority to enter into the Transaction Agreements and certain other agreements for purposes of consummating the Nekcom Transaction Documents to which it is a party and carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Key Stockholder, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of Key Stockholder enforceable against Key Stockholder in accordance with its terms. When each Transaction Agreement and Nekcom Transaction Document to which Key Stockholder is or will be a party has been duly executed and delivered by Key Stockholder (assuming due authorization, execution and delivery by each other party thereto), such Transaction Agreements and Nekcom Transaction Documents will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2            Government Authority Consents and filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Government Authority is required on the part of the Key Stockholder in connection with the consummation of the transactions contemplated by this Agreement, and the Nekcom Transactions except for (i) the filing of the Restated Certificate, which will have been filed prior to the Closing, and (ii) filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

3.3            Litigation. There is no Action pending or to the Key Stockholder’s knowledge, currently threatened (i) against the Key Stockholder; or (ii) to the Key Stockholder’ knowledge, that questions the validity of the Transaction Agreements or the right of such Key Stockholder to enter into them, or to consummate the transactions contemplated by the Transaction Agreements and the Nekcom Transactions to which it is a party. Key Stockholder is not a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Authority or instrumentality.

3.4            Compliance with Other Instruments. To the extent that Key Stockholder is not a natural person, Key Stockholder is not in violation or default (i) of any provisions of its governing documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Key Stockholder, the violation of which would have a material adverse effect on its ability to enter into the Transaction Agreements, certain other agreements for the Nekcom Transactions and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements, such other agreements for the Nekcom Transactions and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement.

4.              Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the Effective Date and the Closing Date, as follows:

4.1            Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

4.2            Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

4.3            Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

4.4            Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5            No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

4.6            Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)            Any legend set forth in, or required by, the other Transaction Agreements.

(b)            Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

4.7            Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8            No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

5.              Covenants.

5.1            Company Operations. From the Effective Date until the Closing Date (the “Interim Period”), except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Company shall (x) conduct the business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, during the Interim Period, the Company shall:

(a)            use best efforts to maintain and preserve intact the VIE Control Agreement, the current organization, business and corporate structure of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company;

(b)            pay all Indebtedness, Taxes and other obligations of the Company and each Company Subsidiary when due, and withhold any Taxes for employees and other income in accordance with applicable Law;

(c)            preserve and maintain all of Company’s and Company Subsidiary’s leases in connection with all of its leased properties and comply with terms and conditions of such lease contracts, as well as in compliance with any applicable laws relating to buildings and properties;

(d)            pay and continue to pay all applicable social insurance and housing provident fund for employees of the Company and Company Subsidiary in accordance with applicable Law;

(e)            not sell, lease, transfer, or assign any of its assets, other than in the ordinary course of business consistent with past practice;

(f)            not grant any license or sublicense of any rights under or with respect to any Company Intellectual Property other than in the ordinary course of business consistent with past practice and in accordance with this Agreement; and

(g)            not issue, sell, or otherwise dispose of any of its equity securities, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity securities.

5.2            Access to Information. During the Interim Period, Company shall provide the Purchaser with reasonable access, upon prior reasonable written request, during regular business hours, to (a) officers and employees of the Company and (b) the books and records of the Company, to the extent relating to the assets, liabilities or business of the Company, provided that the Purchaser (i) shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and (ii) the Company shall not be obligated to provide such access or information (A) if doing so would violate any applicable Law or expose the Company to any liability for disclosure of any personal information, personally identifiable information or protected health information or (B) with respect to any information, documents or materials that are subject to an attorney-client, attorney work product or other evidentiary privilege or protection or (C) which it reasonably considers to be a trade secret or similar confidential information.

5.3            IP Transfers. As promptly as practicable following the Closing, but in no event later than two (2) months from the Closing Date, the Company and its Affiliates shall have completed all procedures for the IP Transfer, WFOE shall have obtained documentation issued by the competent authority evidencing WFOE as the owner of all intellectual property rights referenced in Section 2.3(c) and shall have delivered evidence of the foregoing to the Purchaser.

5.4            Music Authorization. As promptly as practicable following the Closing, but in no event later than six (6) months from the Closing Date, the Company and its Affiliates shall execute an amendment to (i)著作物使用申請書兼ライセンス契約書 dated February 26, 2021 by and between 株式会社テレビ朝日ミュ一ジック and Wuhan Nekcom Internet., (ii) 音樂原盤使用申請書兼ライセンス契約書dated February 26, 2021 by and between 株式会社Ts Office and Wuhan Nekcom Internet (the “Music Authorization Agreement”) for《それが大事》or otherwise change the contracting party of the Music Authorization Agreement to WFOE and Nekcom SG.

5.5            Intended Transfers. As promptly as practicable following the Closing, but in no event later than six (6) months from the Closing Date, the Company shall and shall cause its Affiliates to complete the following interest transfers (collectively, the “Intended Transfers”) and shall deliver evidence of same to the Purchaser:

(a)            武汉团团互娱科技有限公司 (Tuantuan) shall sign an agreement waiving and releasing any and all claims for equity interests in the Company;

5.6            Nekcom Transaction Covenants. As promptly as practicable following the Closing, but in no event later than one (1) month from the Closing Date, the Company shall:

(a)            execute the stock transfer agreements with the 23 Individuals whose equity interests in Wuhan Nekcom Internet is being held by Huang on their behalf

(b)            obtain written consents from the 23 individuals for the transfer of all intellectual property rights from Wuhan Nekcom Internet to WFOE, and the change of the contracting party of the entrusted contract to WFOE.

5.7            WFOE Series B Director. As soon as practical after the Closing, the Purchaser shall have the right to nominate a director to the board of directors of the WFOE.

5.8            VIE Control Documents Termination. The Company shall cause the VIE Control Documents to be terminated within two (2) months after covenants under Sections 5.3 and 5.4 are fulfilled.

6.              Conditions to the Purchaser’s Obligations at the Closing. The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1            Representations and Warranties. The representations and warranties of the Company contained in Section 2 and the representations and warranties of the Key Stockholders contained in Section 3 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

6.2            Performance. The Company shall have performed and complied with all covenants (except those covenants that address matters after the Closing Date), agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing, including consummation of the Nekcom Transactions and delivery of the Nekcom Transaction Documents.

6.3            Compliance Certificate. The President of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

6.4            Qualifications. All authorizations, approvals or permits, if any, of any Government Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5            Board of Directors. As of the Closing, the authorized size of the Board shall be five (5), and the Board shall be comprised Luo Xiangyu, Qing Yuan, Fang Jixuan, Ryan You, Choo See Wee.

6.6            Director Indemnification Agreement. The Company shall have executed and delivered the Director Indemnification Agreement.

6.7            Investors’ Rights Agreement. The Company, the Purchaser, and the other stockholders of the Company named as parties thereto shall have executed and delivered to the Purchaser the Investors’ Rights Agreement.

6.8            Right of First Refusal and Co-Sale Agreement. The Company, the Purchaser, and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

6.9            Voting Agreement. The Company, the Purchaser, and the other stockholders of the Company named as parties thereto shall have executed and delivered to the Purchaser the Voting Agreement.

6.10           Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Restated Certificate and Bylaws of the Company as in effect at the Closing, and (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

6.11           Publishing Agreement. The Company shall have executed and delivered to the Purchaser the Publishing Agreement.

6.12           Legal Opinion. The Purchaser shall have received a legal opinion dated as of the Closing from (i) Rimon, P.C., US counsel for the Company in substantially the form of Exhibit G attached to this Agreement; and (ii) PRC counsel for the Purchaser that all conditions to the Closing have been satisfied.

6.13           Financial Due Diligence. The Purchaser has completed financial due diligence with respect to the Company, the Company Subsidiaries and proposed transactions to its satisfaction.

6.14           Key Shareholders Indemnification Agreement. The Purchaser shall have received a fully executed Key Shareholders Indemnification Agreement in the form of Exhibit H attached to this Agreement.

6.15           Consents. The Company shall have delivered to the Purchaser the Transaction Consents and Other Consents, if required.

6.16           No Material Adverse Effect. There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

6.17          Litigation. No Action shall have been commenced against the Purchaser, any Key Stockholder or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

6.18          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, the Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested and any other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement shall have been executed and delivered to the Purchaser. Such documents may include good standing certificates.

6.19          Troy Undertaking. Troy has executed a letter of undertaking, pursuant to which Troy acknowledges that he was not a key person involved in contributing to the development of the Game and waives any rights he may have to the Game.

6.20          Ready to Close. The Company shall have satisfied all obligations and covenants under this Agreement and delivered to Purchaser all documents relating to this Agreement reasonably satisfactory to Purchaser, including evidence of the all Nekcom Transactions by the close of business on the Outside Date and all other terms and conditions of any nature or kind to the Closing have been fully satisfied and performed to the reasonable satisfaction of Purchaser other than the payment of the purchase price pursuant to Section 1.1(d).

7.              Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell the Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

7.1            Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.2            Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

7.3            Qualifications. All authorizations, approvals or permits, if any, of any Government Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

7.4            Investors’ Rights Agreement. The Purchaser shall have executed and delivered the Investors’ Rights Agreement.

7.5            Right of First Refusal and Co-Sale Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

7.6            Voting Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

7.7            Publishing Agreement. The Purchaser shall have executed and delivered the Publishing Agreement.

7.8            Cayman Legal Opinion. The Purchaser shall have delivered (i) a legal opinion dated as of the Closing from Carey Olsen Singapore LLP, the Purchaser’s Cayman Islands counsel, which opines on the due incorporation and valid existence of GCL HoldCo, the enforceability of the transaction documents to which it is a party, and due authorization of issuance of the Consideration Shares and Additional Consideration Shares; (ii) a certificate of incumbency dated as of the Closing showing names of directors and registered shareholders, and as evidence of GCL HoldCo’s due incorporation and valid existence; and (iii) results of a litigation search of GCL ListCo.

8.              Miscellaneous.

8.1            Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company, the Key Stockholders and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser, a Key Stockholder or the Company.

8.2            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3            Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

8.4            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6            Notices.

(a)            General. All notices and other communications given or made pursuant to this Agreement shall be in writing (including e-mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 8.6. If notice is given to the Purchaser, a copy (which copy shall not constitute notice) shall also be sent to Loeb & Loeb LLP, 345 Park Avenue, New York NY 10154; Attention: Megan Stombock, mstombock@loeb.com and Loeb & Loeb LLP, 901 New York Avenue NW, Suite 300 East, Washington, DC 20001; Attention: Jane Tam, jtam@loeb.com. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to michael@nekcomgames.com.

(b)            Consent to Electronic Notice. The Purchaser consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth below the Purchaser’s name on the signature page, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. The Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

8.7            No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction except as set forth on the Company Disclosure Schedule. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.8            Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9            Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon the Key Stockholders, the Purchaser and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

8.10          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12          Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.13          Termination of Closing Obligations. The Purchaser shall have the right to terminate its obligations to complete the Closing, as the case may be, if prior to the occurrence thereof, any of the following occurs:

(a)            the Company consummates a Deemed Liquidation Event (as defined in the Restated Certificate);

(b)            the closing of an initial public offering of the Company, in which case the Purchaser may terminate their obligations hereunder immediately prior to, or contingent upon, such closing;

(c)            the Company (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code;

(d)            there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Company or any other Person pursuant to this Agreement; or

(e)            any of the conditions set forth in Section 6 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date.

8.14         Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement and/or any of the Transaction Agreements, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The Tribunal will consist of three arbitrators. The place of arbitration will be the State of Delaware, United States. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

NEKCOM INC.

By:	/s/ Luo Xiangyu
Name:	LUO Xiangyu
Title:	Director
Address: F1-2, Building No.20, Unit 20, Guo Cai Guang Li Fang, No. 88 Jiufeng Yi Lu, Donghu New& High-tech Development Zone, Wuhan, Hubei Province, PRC

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

PURCHASER:

GCL Global Limited

By:	/s/ Choo See Wee
Name:	Choo See Wee
Title:	Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

KEY STOCKHOLDERS

NEKCOM Entertainment Limited

By:	/s/ Luo Xiangyu
Name:	LUO Xiangyu
Title:	Director
Address: F1-2, Building No.20, Unit 20, Guo Cai Guang Li Fang, No. 88 Jiufeng Yi Lu, Donghu New& High-tech Development Zone, Wuhan, Hubei Province, PRC

NEKCOM C Limited

By:	/s/ Fang Jixuan
Name:	FANG Jixuan
Title:	Director
Address: F1-2, Building No.20, Unit 20, Guo Cai Guang Li Fang, No. 88 Jiufeng Yi Lu, Donghu New& High-tech Development Zone, Wuhan, Hubei Province, PRC

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT